Exhibit 5

                              KELLY, HART & HALLMAN
                           201 Main Street, Suite 2500
                            Fort Worth, Texas  76102


                                 April 21, 1999




Justin Industries, Inc.
2821 West Seventh Street
Fort Worth, Texas 76101

     Re:  Registration Statement on Form S-8
          Justin Industries, Inc. 1999 Performance Incentive Plan

Gentlemen:

     The opinion set forth below is given pursuant to Item 601(b)(5) of Regulation S-K for inclusion as Exhibit 5 to the Registration Statement on Form S-8 (the "Registration Statement") of Justin Industries, Inc., a Texas corporation (the "Company"), pertaining to the offering of 1,000,000 shares of common stock, par value $2.50 per share, of the Company (the "Shares") in connection with the Company's 1999 Performance Incentive Plan
(the "Plan").

     We have examined such matters of law and such certificates, documents and records of public officials and of officers of the Company as we have deemed necessary for the purposes of rendering this opinion.

     In rendering this opinion, we have made the following assumptions:
(i) all documents submitted to or reviewed by us are accurate and complete and, if not originals, are true and correct copies of the originals;
(ii) the signatures on each of such documents by the parties thereto are genuine; (iii) each individual who signed such documents had the legal capacity to do so; and (iv) all persons who signed such documents on behalf of a corporation were duly authorized to do so.

     Based upon and subject to the foregoing, and the other limitations and qualifications set forth herein, we are of the opinion that the Plan has been duly authorized by the Company, and the Shares to be acquired by the participants under the Plan, when issued in accordance with the terms of the Plan and the resolutions authorizing the issuance of such shares, will be validly issued, fully paid and non-assessable.

   This opinion is further limited and qualified in all respects as follows:

 A. The opinion is specifically limited to matters of the existing laws of the State of Texas and the United States of America. We express no opinion as to the applicability of the laws of any other particular jurisdiction to the transactions described in this opinion.

B. This opinion is limited to the specific opinions stated herein, and no other opinion is implied or may be inferred beyond the specific opinions expressly stated herein.

C. This opinion is based on our knowledge of the law and facts as of the date hereof. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.

    This opinion is intended solely for your benefit. It is not to be quoted in whole or in part, disclosed, made available to or relied upon by any other person, firm or entity without our express prior written consent.

     We hereby consent to the use of this opinion in the above-referenced Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                              Respectfully submitted,

                              /s/ Kelly, Hart & Hallman

                              KELLY, HART & HALLMAN
                              (a professional corporation)